Exhibit 99.1

Active Power Announces Second Quarter 2008 Results

Company Increases Gross Profit Margin; Continues to Reduce Operating Losses

AUSTIN, Texas (July 25, 2008) – Active Power, Inc. (NASDAQ: ACPW) today announced results for its second quarter ended June 30, 2008. Revenue for the second quarter was $6.8 million, a 10 percent decrease from the previous quarter and a decrease of 26 percent from the same period last year. For the six months ended June 30, 2008, revenues were $14.3 million compared to $15.2 million in 2007. The net loss for the quarter was $4.4 million, or 7 cents per share, compared to a net loss of $4.5 million or 7 cents per share in the prior quarter and a loss of $4.6 million, or 9 cents per share, for the same period last year.

For the quarter, Active Power reported a gross profit margin of 14 percent compared to 10 percent in the previous quarter and compared to 17 percent in the same period last year. The decrease in cash and investments during the quarter was $3.2 million compared to a decrease of $5.1 million in the previous quarter and a decrease of $4.4 million in the same period last year. Cash and investments on June 30, 2008, were $14.2 million.

“Our quarterly results were achieved within the guidance provided,” said Jim Clishem, president and CEO of Active Power. “As we advised at the beginning of second quarter, we anticipated delays in receiving orders and recognizing revenue due to a higher mix of large systems and containerized product opportunities that typically have longer sales cycles. As anticipated, we have seen a significant increase in new orders. Since April, we have received orders valued at more than $15 million, positioning us for a strong second half of the year. We believe our key differentiators of efficient, reliable and green are becoming even more attractive to major data center operators who are struggling in an environment of economic uncertainty and increasing energy demand and cost.”

Business Highlights

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Announced multiple sales orders for Megawatt Class CleanSource UPS systems and PowerHouse solutions from global customers including Tesco and a Chinese utility, one of the largest subsidiaries of the China National Power Grid.

•	Announced relationship with Sun Microsystems where Active Power’s PowerHouse containerized solution will complement Sun’s Modular Datacenter.

•	Received multiple product certifications from China Ministry of Information Industry for CleanSource® UPS 300 Series product line which will allow Active Power to sell UPS solutions in China.

•	Direct sales accounted for 50 percent of total second quarter sales while indirect channels contributed 50 percent.

•	Service revenues for first half of 2008 were 15 percent higher compared to 2007 levels, which continue to reflect benefits of having a direct sales model in place and selling full solutions.

•	Shipped equipment to eight countries outside the U.S. in second quarter, which represented 39 percent of revenue.

Outlook

Active Power expects third quarter 2008 revenues to be between $9 and $12 million. Third quarter earnings per share are expected to be a loss of approximately 4 to 6 cents. Active Power expects its cash and investments balance to decrease in the third quarter by $3 and $4 million as we fund an anticipated increase in working capital due to the expected higher business levels.

Conference Call Details

Active Power will host a conference call today, Friday, July 25, 2008, at 11:00 a.m. (ET), to further review second quarter 2008 results. Interested parties can listen via Web cast at http://www.videonewswire.com/event.asp?id=49404. A replay of the Web cast will be available until August 8, 2008. Investors may access the live broadcast and replay via Active Power’s Web site at www.activepower.com.

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About Active Power

Active Power (NASDAQ: ACPW) provides efficient, reliable and green critical power solutions and uninterruptible power supply (UPS) systems to enable business continuity in the event of power disturbances. Founded in 1992, Active Power’s flywheel-based UPS systems protect critical operations in data centers, healthcare facilities, manufacturing plants, broadcast stations and governmental agencies in more than 40 countries. Active Power also offers CoolAir, the only solution that provides both backup power and backup cooling. With expert power system engineers and worldwide services and support, Active Power ensures organizations have the power to perform. For more information, please visit www.activepower.com.

Cautionary Note Regarding Forward-Looking Statements

This release may contain forward-looking statements that involve risks and uncertainties. Any forward-looking statements and all other statements that may be made in this news release that are not historical facts are subject to a number of risks and uncertainties, and actual results may differ materially. Specific risks include delays in new product development, product performance and quality issues and the acceptance of our current and new products by the power quality market. Please refer to Active Power filings with the Securities and Exchange Commission for more information on the risk factors that could cause actual results to differ.

Active Power, CleanSource and CoolAir are registered trademarks of Active Power, Inc. The Active Power logo, PowerHouse and PowerCentre are trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Investor Contact:	Active Power Media Contact:
John Penver	Lee Higgins
Chief Financial Officer	Public Relations Manager
512-744-9234	512-744-9488
jpenver@activepower.com	lhiggins@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Product revenue	$5,592	$7,725	$11,840	$12,996
Service and spares revenue	1,196	1,457	2,486	2,159

Total revenue	6,788	9,182	14,326	15,155

Cost of product revenue	4,765	6,469	10,422	11,380
Cost of service and spares revenue	1,081	1,166	2,179	1,891

Total cost of revenue	5,846	5,589	12,601	13,271

Gross profit	942	1,547	1,725	1,884

Operating expenses:
Research and development	1,304	1,326	2,706	2,910
Selling and marketing	3,055	2,621	6,005	5,246
General & administrative	1,186	2,456	2,368	5,207

Total operating expenses	5,545	6,403	11,079	13,363

Operating loss	(4,603)	(4,856)	(9,354)	(11,479)

Interest income	91	159	254	360

Other income (expense)	85	51	204	49

Net loss	$(4,427)	$(4,646)	$(8,896)	$(11,070)

Net loss per share, basic & diluted	$(0.07)	$(0.09)	$(0.15)	$(0.22)
Shares used in computing net loss per share, basic & diluted	60,124	50,090	60,124	50,089

Comprehensive loss:
Net loss	$(4,427)	$(4,646)	$(8,896)	$(11,070)
Translation loss on subsidiaries in foreign currencies	152	38	322	(106)
Unrealized gain (loss) on investments in marketable securities	(5)	5	(2)	17
Comprehensive loss	$(4,280)	$(4,603)	$(8,576)	$(11,159)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(In thousands)

	June 30, 2008	December 31, 2007
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$12,298	$15,504
Short-term investments in marketable securities	655	6,581
Accounts receivable, net	5,934	5,177
Inventories	8,678	9,198
Prepaid expenses and other	593	540

Total current assets	28,158	37,000
Property and equipment, net	5,191	5,530
Long-term investments	1,241	407
Deposits and other	439	389

Total assets	$35,029	$43,326

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$2,526	$2,342
Accrued expenses	4,681	5,793
Deferred revenue	2,351	1,918

Total current liabilities	9,558	10,053

Long-term liabilities	25	25
Stockholders’ equity:
Common stock	60	60
Treasury stock	(59)	(5)
Additional paid-in capital	259,458	258,630
Accumulated deficit	(234,297)	(225,401)
Other accumulated comprehensive income (loss)	284	(36)

Total stockholders’ equity	25,446	33,248

Total liabilities and stockholders’ equity	$35,029	$43,326